Exhibit 10.14

AMERICAN POWER GROUP CORPORATION
2016 STOCK OPTION PLAN

Amendment No. 2

Adopted by the Board of Directors on March 14, 2017

1. Section 4 of the 2016 Stock Option Plan (the “Plan”) of American Power Group Corporation (the “Company”) is hereby amended in its entirety to read as follows:

4. Stock. The stock subject to Options shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 50,000,000, subject to adjustment as provided in paragraph 13. Any such shares may be issued as ISOs or Non-Qualified Options so long as the number of shares so issued does not exceed such number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Options shall again be available for grants of Option under the Plan. The number of shares of Common Stock in respect of which an optionee may receive Options under the Plan in any year shall not exceed 6,000,000 shares, subject to adjustment as provided in paragraph 13.s

2. The amendment to the Plan set forth in Section 1, above, shall become effective if and only if the Company’s stockholders approve such amendment within twelve months after March 14 2017, as required by Section 422 of the Internal Revenue Code of 1986, as amended. The Company shall not grant options to purchase more than an aggregate of 21,000,000 shares of Common Stock under the Plan prior to such approval unless such grants, and the stock option agreements relating thereto, expressly provide that such grants shall be rescinded if such approval is not timely received.